UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2011

LINCOLNWAY ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-51764	20-1118105
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

59511 W. Lincoln Highway, Nevada, Iowa	50201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (515) 232-1010

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	OTHER EVENTS.

Lincolnway Energy, LLC entered into a Purchase and Sale Agreement (the "Agreement") with DuPont Danisco Cellulosic Ethanol, LLC ("DDCE") on June 23, 2011.  If the contingencies to DDCE's and Lincolnway Energy's obligations under the Agreement are met, DDCE will purchase real estate from Lincolnway Energy for the purpose of DDCE constructing a cellulosic or advanced biofuels plant on the real estate.  The real estate will be located to the southwest of the real estate on which Lincolnway Energy's ethanol plant is located.  The specific real estate to be sold to DDCE under the Agreement remains to be determined by Lincolnway Energy and DDCE, but it is anticipated that the real estate will be approximately 57.75 acres.  One of the contingencies under the Agreement is Lincolnway Energy and DDCE entering into a rail agreement, or if a rail agreement is not entered into, an easement agreement and track usage agreements.  The general purpose of those agreements will be to structure how DDCE will have access to Lincolnway Energy's rail facilities.  The purchase price payable by DDCE under the Agreement is $20,000 per acre, and the purchase price will be paid by DDCE, in full, at the closing.  It is anticipated that the closing will occur within 75 days of the date of the Agreement.

A letter from Lincolnway Energy to its members that will be mailed to the members on June 28 is being filed as an exhibit to this report.  A copy of DDCE’s news release will also be provided to the members along with the letter and will be included in the exhibit to this report.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit Number	Description

           99                     Letter to Members

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLNWAY ENERGY, LLC

Date: June 27, 2011	By:	/s/ Richard Brehm
Richard Brehm, President and
Chief Executive Officer